EXHIBIT 99.1

For Immediate Release

       Gales Industries Incorporated Reports Record Revenue for Full Year
                             2006 Financial Results

BAY SHORE, NY - April 9, 2007 -- Gales Industries Incorporated (OTCBB: GLDS), a holding company established to consolidate manufacturers, engineering integrators and specialized service providers to the aerospace/defense industry, today announced its financial results for the fourth quarter and full year ended December 31, 2006. The Company reported record annual revenues of $33,044,996, an increase of 7.5% from the prior year.

Fourth Quarter 2006 Financial Results

Net sales for the three months ended December 31, 2006 were $7,043,074, as compared to net sales of $8,883,571 in the fourth quarter of 2005. The decrease in net sales was primarily attributable to a delay in order releases for parts and related defense components to one of the Company's prime aerospace customers. This delay was the result of a strike at the customer's facility in mid-2006. The majority of these orders are still pending, and have not yet been released.

Gross profit in the fourth quarter 2006 was $255,100 as compared to gross profit of $1,507,184 for the same period in 2005. The decrease in the gross profit for the fourth quarter of 2006 reflects the lower level of revenue and continued production of parts in anticipation of order resumption in the ensuing quarter. To this end, the Company's inventory and backlog at the end of the year were inflated relative to the prior quarter. This inventory level is expected to decline through the first half of 2007.

Selling, general and administrative ("SG&A") expenses for the fourth quarter were $934,254 as compared to $1,266,189 for the same period in 2005. The decrease in SG&A reflects the higher than normal expenses incurred in the 2005 period from the legal, finance and related professional fees associated with the Company's capital raise and acquisition of Air Industries Machining Corporation
(AIM).


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The Company incurred a net loss before provision for income taxes of ($253,031)
for the three months ended December 31, 2006, as compared to a net loss of ($182,127) for the three months ended December 31, 2005. The net loss for the fourth quarter of 2006 was ($580,346) including a nonrecurring net tax of $327,315 related to the gain we realized from the sale/leaseback of our corporate campus. A comparison of net income with the prior year is not informative because the predecessor company was an "S" Corporation.

Full Year 2006 Financial Results

Net sales for the full year of 2006 was $33,044,996, an increase of $2,309,893, or 7.5%, from net sales of $30,735,103 for the same period in 2005. SG&A expenses for 2006 were $4,390,598, as compared to $2,798,048 for all of 2005. The higher level of expenses reflects the cost of converting from a large "S" corporation to a fully compliant public "C" corporation. A large portion of this increase in expense can be classified as non-recurring. Income before provision for income taxes was $153,400 for the twelve months of 2006 and $676,046 for the 2005 period. The Company's net loss for 2006 was ($336,569) after nonrecurring items. A comparison of net income with prior year results is not informative because the predecessor company was an "S" Corporation.

At December 31, 2006, Gales had bank and other long term debt of $5.8 million, and availability of $3.7 million under the Company's loan facilities. All cash balances are applied on a daily basis to amounts outstanding under the revolving portion of our loan facility, therefore as of December 31, 2006; the Company's cash balance was $0.

Management's Comments

"In 2006, Gales Industries' dual focus was to build the infrastructure necessary to execute its acquisition strategy and our organic growth strategy of our subsidiary Air Industries Machining Corp.," commented Peter Rettaliata, Gales President and CEO. "I view 2006 as a year in which we invested heavily in both initiatives - building AIM and our platform. In my opinion, 2006 financial results reflect the necessary investment to position the Company to achieve our long term objectives. I believe that we have succeeded.

"We expect a substantial contribution in the near future from our investment in the core business and our industry consolidation strategy. As previously announced, we are in the process of closing on our second and third acquisitions. These new businesses collectively had trailing revenues of approximately $23 million and are expected to significantly contribute to our earnings in 2007.

"Certainly, in recent quarters we have derived a substantial portion of revenues from Sikorsky Aircraft Corporation. Orders from this customer were delayed in the fourth quarter - and that negatively impacted our performance. The majority of these orders are still pending and have not been released, but we were nevertheless able to deliver a record year in terms of net revenues. In the fourth quarter, management progressed with its acquisition and growth initiatives implemented earlier in the year to diversify the Company's revenue base.


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"From an internally generated growth perspective, our achievements include additional defense-related work and diversification through new commercial projects. We received contract awards for a prototype engine mount to re-engine the popular 737/A320 aircraft from Northrop Grumman Corporation; a contract for from a leading landing gear company to produce Drag Strut Brace Assemblies for the A380 Airbus Aircraft; and, a contract extension with Sikorsky through 2012 for long term general purchase agreements covering $50 million in parts for the BLACK HAWK helicopter program. Additionally, we received a commercial contract from a new customer, Erickson Air-Crane, for their line of heavy-lift helicopters used in firefighting, lumbering and heavy lift activities worldwide."

Backlog and Guidance for 2007

The Company provides firm backlog as well as its projected backlog as two indicators of future activity. As of March 31, 2007, Gales Industries had a firm backlog, representing fully authorized orders for products to be delivered, exceeding $37.3 million. Additionally, Gales' projected backlog, which includes both the firm backlog as well as anticipated order releases, totaled approximately $60 million.

"Our record backlog is another indication of the progress we have made while executing a series of growth initiatives in 2006," commented Gales' Vice Chairman and Chief Financial Officer Louis Giusto. "Our backlog figures, however, do not include the potential of new awards for contracts presently in the bidding process or the addition of the two acquisitions - Sigma Metals and Welding Metallurgy - which we are about to complete, as well as other acquisitions that may be added by the end of the current year.

"We are providing, for the first time, guidance for financial results which includes the consolidation of operations from Air Industries and the two acquisitions pending completion. Our guidance for consolidated quarterly run rates by the end of 2007 includes revenue within the range of $57 million to $60 million, earnings before interest, taxes, depreciation and amortization ("EBITDA") within the range of $4.5 million to $6.0 million, and net income within the range of $2.0 million to $2.5 million."

Gales considers EBITDA to be important financial indicators of the Company's operational strength and performance, and uses such indicators when making decisions regarding investments in the various components of its business and acquisition valuations. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles ("GAAP"), and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures reported by other companies.


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Earnings Results Conference Call

Management of Gales Industries will conduct a conference call for investors to discuss financial results for the fourth quarter and full year ended December 31, 2006, today, April 9, 2007, at 9:00 a.m. Eastern Time. To access the teleconference, please dial 1-866-272-9941 (domestic) or 1-617-213-8895 (international) and use "46042321" as the pass code, approximately 10 minutes prior to the start time.

For those unable to listen to the live broadcast, a replay will be available by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with playback access code 52357099, starting approximately two hours after the conclusion of the call and available until April 16, 2007.

ABOUT GALES INDUSTRIES INCORPORATED

Gales Industries Incorporated (OTCBB: GLDS) is a holding company established to engage in the consolidation of manufacturers, engineering integrators and related service providers to the aerospace/defense and commercial aviation industries. The Company is focused on flight safety and other critical componentry. The Company's first acquisition was of Air Industries Machining Corp., a leading aerospace/defense manufacturer and engineering integrator based in Bay Shore, Long Island, NY. Consolidation opportunities include companies operating within highly synergistic disciplines of manufacturing, technical services and strategic products distribution. The Company's strategy and attendant tactical plan is to execute its consolidation principally amongst Tier III, IV and V aerospace/defense subcontractors. Gales offers a tailored exit strategy or management continuity strategy in exchange for qualified acquisitions, and targets technically superior middle market organizations with revenues of up to $100 million annually. Information on the Company and its products may be found online at www.airindmc.com.

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Certain matters discussed in this press release are 'forward-looking statements'
intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, firm backlog, projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates, projections and forecasts made by management with respect to the Company's critical accounting policies, firm backlog, projected backlog, regulatory delays, government funding and budgets, matters pertaining to potential and pending acquisitions subject to and after closings, and other factors, including results of financial audits and general economic conditions, not within the Company's control. Certain of the Company's forward looking statements, with the projected backlog in particular, are formulated based on management's extensive industry experience and understanding and assessment of industry trends, customer requirements, and related government spending. Projected backlog may be subject to variability and may increase or decrease at any time based on a variety of factors, including but not limited to modifications of previously released orders, acceleration of orders under general purchase agreements, etc. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.